UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): October 15, 2013

HEALTHCARE CORPORATION OF AMERICA

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road Suite 230 Denville, NJ	07834
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 15, 2013, Healthcare Corporation of America (the “Company”) received a notice of events of default (the “Notice”) from Partners For Growth III, L.P. (the “Lender”) pursuant to that certain Loan and Security Agreement dated as of July 17, 2013 (the “Agreement”) by and among the Company, Healthcare Corporation of America, a New Jersey corporation and wholly owned subsidiary of the Company (“HCA”), Prescription Corporation of America, a New Jersey corporation and wholly owned subsidiary of HCA (“PCA”), and PCA Benefits, Inc., a New Jersey corporation and wholly owned subsidiary of HCA (“PCAB”; and collectively with the Company, HCA and PCA, the “Borrowers”). Pursuant to the Agreement, the Borrowers borrowed $5,000,000 from the Lender.

The Notice alleges that the Borrowers are in default under the Agreement for the following reasons:

•	The failure of the Borrowers to deliver control agreements with respect to the Borrowers’ deposit accounts;

•	The occurrence of defaults under certain senior loan agreements; and

•	The events specified above have resulted in a material adverse change with respect to the Borrowers.

The Notice then specifies that the rate of interest under all outstanding obligations is increased to the default rate of 18% and that the Lender is not permitted to fund any additional loans under the Agreement. The aggregate amount outstanding pursuant to the Agreement is $5,000,000. Although the Lender is permitted to request that the Borrowers repay the amounts outstanding immediately if an event of default occurs, the Lender has not demanded such repayment. The Borrowers are currently negotiating with the Lender regarding the Agreement and the alleged events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE CORPORATION OF AMERICA
Dated: October 21, 2013
	By:	/s/ Yoram Bibring
		Name:	Yoram Bibring
		Title:	Chief Financial Officer